Exhibit (h)(4)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Long Short Fund

Date: February 28, 2025